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                                                               EXHIBIT 99.(a)(2)

                                 ADAPTEC, INC.
                         FORM OF LETTER OF TRANSMITTAL

PARTICIPATION INSTRUCTIONS:

1.  COMPLETE THIS FORM, SIGN IT, AND FAX IT TO ADAPTEC STOCK ADMINISTRATION AT
    (408) 957-6715 OR DELIVER IT TO ADAPTEC, INC., STOCK ADMINISTRATION, MS 24,
    691 S. MILPITAS BLVD., MILPITAS, CALIFORNIA 95035, AS SOON AS POSSIBLE, BUT
    IN ANY EVENT, BEFORE 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 21, 2001.

2.  ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM ADAPTEC STOCK
    ADMINISTRATION WITHIN THREE BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN
    FORMS AFTER JUNE 19, 2001 MAY NOT RECEIVE TIMELY CONFIRMATION.

    I am an employee of Adaptec, Inc. (the "Company"). I have received and read the Offer to Exchange including the Summary Term Sheet. I understand that I may cancel any options having an exercise price above $15.00 per share under the Adaptec, Inc. 1990 Stock Plan, the Adaptec, Inc. 1999 Stock Plan and the
Adaptec, Inc. 2000 Nonstatutory Stock Option Plan (collectively, the "Plans"). I also understand that if I cancel any of these options, I must cancel all options granted on or after December 20, 2000, regardless of exercise price. In return, I will be granted a new nonqualified option no earlier than the date that is six months and one day following the date the Company cancels the options accepted for exchange (the "replacement grant date"), PROVIDED THAT I AM STILL EMPLOYED
BY THE COMPANY ON THAT DATE. The number of shares subject to my new option will be equal to the number of shares subject to the options I elected to cancel, subject to adjustments for any stock splits, stock dividends and similar events.
The exercise price of the new option will be equal to the closing price of the Company's common stock on the business day before the replacement grant date as reported by the Nasdaq National Market. The new option will be vested to the same degree that my cancelled options were vested, with the unvested portion of my new option vesting in equal installments on a quarterly basis over two years following the replacement grant date.

    I understand that my employment with Adaptec is on an at-will basis and that nothing in the Offer to Exchange modifies or changes that, and that if my employment with Adaptec or one of its subsidiaries is terminated by me or Adaptec voluntarily, involuntarily, or for any reason or no reason, before my new option is granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that I would have been eligible to receive on the replacement grant date. I further understand that in the event of a change of control of Adaptec occurring before the replacement grant date, it is possible that I will not receive a replacement option, securities of the surviving corporation or other consideration in exchange for my cancelled options.

    I also understand that except for the exercise price, the change in vesting described above and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the new options will be substantially similar to the cancelled options. I understand that the new option will have a new ten-year term starting on the replacement grant date.

    I further understand that I will not be eligible to receive any other stock options until the replacement grant date.

    I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the new grant program and postpone its acceptance and cancellations of any options elected for exchange. In such event, I understand that the options delivered with this letter of transmittal but not accepted for exchange will be returned to me.

(INDIVIDUAL OPTIONEE INFORMATION PROVIDED HERE)
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I have reviewed the list of my options shown above and I hereby elect to cancel and give up my entire ownership interest in the options I have marked with a "X". Additionally, pursuant to the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal, I hereby elect to cancel all options granted after December 20, 2000. I understand they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO
REVOKE THIS LETTER OF TRANSMITTAL AFTER 9:00 P.M., PACIFIC DAYLIGHT TIME, ON
JUNE 21, 2001.

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
Date:
                                               Signature of Optionee

                                               Name of Optionee

                                               Country where employed

                                               Social Security Number (U.S. employees only)